Exhibit 99.1

UCP REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

- Net Income Increases to $0.40 Per Share in Fourth Quarter 2015 -
- Higher Revenue, Improved Gross Margin, Significant SG&A Leverage Drive Enhanced Earnings in Full Year 2015 -

San Jose, California, March 14, 2016. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights Compared to Fourth Quarter 2014

•	Net income increased to $7.6 million, or net income attributable to shareholders of UCP of $0.40 per share

•	Total consolidated revenue grew 131.3% to $106.9 million

•	Revenue from homebuilding operations increased 98.1% to $88.9 million

•	Revenue from land development increased to $18.0 million at a 29.0% adjusted gross margin

•	Homes delivered grew 70.2% to 223 units

•	Adjusted homebuilding gross margin percentage increased to 21.2%, compared to 17.3%

•	Selling, general and administrative expense as a percentage of total revenue improved to 12.4%, compared to 24.7%

•	Net new home orders improved 19.5% to 184 units

•	Backlog units expanded to 249, compared to 91 units

•	Average active selling communities of 28, compared to 20

Full Year 2015 Highlights Compared to Full Year 2014

•	Net income increased to $5.8 million, or net income attributable to shareholders of UCP of $0.30 per share

•	Total consolidated revenue grew 45.8% to $278.8 million

•	Revenue from homebuilding operations grew 62.5% to $252.6 million

•	Homes delivered improved 62.3% to 701 units

•	Net new home orders improved 81.8% to 860 units

•	Adjusted homebuilding gross margin percentage increased to 20.3%, compared to 18.4%

•	General and administrative expense reduced by 1.9%, or approximately $500,000, to $26.9 million

•	Average active selling communities of 28, compared to 16

“2015 was a great year for our business, characterized by positive momentum, discipline, and transformation,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “We maintained strong momentum throughout the year to capitalize on improving demand in our markets resulting in home deliveries and homebuilding revenue each up in excess of 60% for the full year. Our disciplined focus on increasing our mix of traditional dirt sales and cost saving initiatives generated a 390 basis point year-over-year increase in our adjusted homebuilding gross margin for the fourth quarter, building on the sequential improvement throughout the year. We achieved this growth and improvement while reducing our G&A expense by $500,000 to $26.9 million year-over-year, which drove exceptional operating leverage on our platform. As a result we delivered record net income of $0.30 per share for the full year.”

Mr. Bogue continued, “We believe 2015 was a transformative year for our company. We met our goals to increase revenue, improve gross margin and control G&A to drive profitable results. We fully integrated and benefitted immensely from our first full year of operations in the Southeast. We opened a range of well-located communities to end the year with our average active selling communities up 75% compared to the prior year. We closed 2015 with a healthy backlog, strong land inventory and efficient capital base to continue delivering improvement in our results. In all, we believe we further positioned our company as a leading home builder in our West and Southeast markets. Our scalable corporate infrastructure is now largely built out for the next chapter of our growth trajectory which we expect to result in further success as we move forward in 2016 and beyond.”

Fourth Quarter 2015 Operating Results
Net income grew to $7.6 million in the fourth quarter 2015, compared to a net loss of $4.2 million in the fourth quarter 2014. Net income attributable to shareholders of UCP was $3.2 million, or $0.40 per share, compared to a net loss attributable to shareholders of UCP of $2.0 million, or a $0.25 loss per share, in the prior year period. The Company’s weighted average basic and diluted shares outstanding attributable to shareholders of UCP was 8.0 million, compared to 7.9 million shares in the prior year period.

Total consolidated revenue, including homebuilding and land development revenue, increased 131.3% to $106.9 million, compared to $46.2 million in the prior year period, attributable to a near doubling of homebuilding revenue and higher land development revenue.

Revenue from homebuilding operations grew 98.1% to $88.9 million, compared to $44.9 million for the prior year period. The improvement was primarily the result of an increase in the number of homes delivered to 223 during the fourth quarter, compared to 131 homes during the prior year period. The growth in deliveries was partly due to an increase in the number of average active selling communities to 28 in the fourth quarter, compared to an average of 20 active selling communities in the prior year period. Active selling communities consist of those communities where we have more than 15 homes remaining to deliver. The average selling price for home sales was approximately $399,000, compared to approximately $343,000 during the prior year period. The increase in average selling price was primarily a result of geographic mix. Revenue from land development was $18.0 million, compared to no land sales in the prior year period.

Consolidated gross margin percentage was 19.6%, compared to 15.6% in the prior year period. Homebuilding gross margin percentage was 18.0%, compared to 15.6% in the prior year period. Adjusted homebuilding gross margin percentage was 21.2%, compared to 17.3% in the prior year period, due to a shift in product mix of the homes sold, along with ongoing cost initiatives. Adjusted land development gross margin percentage was 29.0% in the fourth quarter 2015.

Sales and marketing expense was $5.7 million, compared to $3.9 million in the same prior year period, due to the increase in homes delivered and the number of active selling communities being marketed. As a percentage of total revenue, sales and marketing expense was 5.3% in the fourth quarter, compared to 8.5% in the prior year period, primarily as a result of a lower transaction cost per home and higher revenue from land development.

General and administrative expense was $7.6 million, compared to $7.5 million in the prior year period. As a percentage of total revenue, general and administrative expense was 7.1% for the fourth quarter, compared to 16.2% for the prior year period, driven by higher revenue.

Net new home orders in the quarter increased 19.5% to 184 from 154 in the prior year period, primarily as the result of an increase in average active selling communities. Unit backlog at the end of the quarter was 249, compared to 91 at the end of prior year period and backlog on a dollar basis increased to $108.8 million, compared to $32.5 million at the end of prior year period.

Total lots owned and controlled were 5,878, compared to 6,368 at December 31, 2014. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Full Year 2015 Operating Results
Net income grew to $5.8 million for the full year 2015, compared to a net loss of $7.7 million for the full year 2014.
Net income attributable to shareholders of UCP was $2.4 million, or $0.30 per share compared to a net loss attributable to shareholders of UCP of $5.0 million, or a $0.63 loss per share, in the prior year.

Total consolidated revenue increased 45.8% to $278.8 million, compared to $191.2 million in the prior year. Revenue from homebuilding operations rose 62.5% to $252.6 million, compared to $155.4 million in the prior year. The improvement was primarily the result of an increase in the number of homes delivered to 701 during 2015, compared to 432 homes during the prior year. Revenue from land development was $21.1 million, compared to $32.5 million in the prior year.

Consolidated gross margin percentage was 18.5%, compared to 17.4% in the prior year. Homebuilding gross margin percentage was 17.8%, compared to 16.6% in the prior year. Adjusted homebuilding gross margin percentage was 20.3%, compared to 18.4% in the prior year. Adjusted land development gross margin percentage was 29.3%, compared to 22.2% in the prior year.

Sales and marketing expense was $18.9 million, compared to $13.7 million in the prior year. As a percentage of total revenue, sales and marketing expense was 6.8% compared to 7.2% in the prior year. General and administrative expense was $26.9 million, compared to $27.4 million in the prior year. As a percentage of total revenue, general and administrative expense was 9.6%, compared to 14.3% in the prior year.

Net new home orders increased to 860 from 473 in the prior year, primarily as the result of an increase in average active selling communities to 28 from 16 in the prior year.

Webcast and Conference Call
The Company will host a conference call for investors and other interested parties on Monday, March 14, 2016, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet and locate accompanying presentations slides through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the UCP Fourth Quarter 2015 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through April 14, 2016, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13631795. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.
UCP is a leading homebuilder and land developer with expertise in residential land acquisition, entitlement, and development as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$39,829	$42,033
Restricted cash	900	250
Real estate inventories	360,989	321,693
Fixed assets, net	1,314	1,571
Intangible assets, net	236	586
Goodwill	4,223	4,223
Receivables	1,317	1,291
Other assets	7,413	5,804
Total assets	$416,221	$377,451

Liabilities and equity
Accounts payable	$14,882	$1,975
Accrued liabilities	24,616	28,284
Customer deposits	1,825	474
Notes payable	82,780	60,901
Senior notes, net	74,710	74,550
Total liabilities	198,813	166,184

Commitments and contingencies (Note 14)

Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at December 31, 2015; no shares issued and outstanding at December 31, 2014	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,014,434 issued and outstanding at December 31, 2015; 7,922,216 issued and outstanding at December 31, 2014	80	79
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at December 31, 2015; 100 issued and outstanding at December 31, 2014	—	—
Additional paid-in capital	94,683	94,110
Accumulated deficit	(4,563)	(6,934)
Total UCP, Inc. stockholders’ equity	90,200	87,255
Noncontrolling interest	127,208	124,012
Total equity	217,408	211,267
Total liabilities and equity	$416,221	$377,451

UCP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS

(In thousands, except shares and per share data)

	For the three months ended		For the twelve months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
REVENUE:
Homebuilding	$88,892	$44,875	$252,597	$155,417
Land development	17,978	—	21,134	32,513
Other revenue	—	1,335	5,060	3,253
Total revenue	106,870	46,210	278,791	191,183

COSTS AND EXPENSES:
Cost of sales - homebuilding	72,003	37,856	206,747	129,577
Cost of sales - land development	13,027	—	15,291	25,466
Cost of sales - other revenue	—	1,147	4,363	2,828
Impairment on real estate	923	—	923	—
Total cost of sales	85,953	39,003	227,324	157,871
Gross margin - homebuilding	16,889	7,019	45,850	25,840
Gross margin - land development	4,951	—	5,843	7,047
Gross margin - other revenue	—	188	697	425
Gross margin - impairment on real estate	(923)	—	(923)	—
Sales and Marketing	5,697	3,941	18,943	13,748
General and Administrative	7,567	7,489	26,878	27,406
Total costs and expenses	99,217	50,433	273,145	199,025
Income (loss) from operations	7,653	(4,223)	5,646	(7,842)
Other income, net	29	18	206	121
Net income (loss) before income taxes	$7,682	$(4,205)	$5,852	$(7,721)
Provision for income taxes	(69)	—	(69)	—
Net income (loss)	$7,613	$(4,205)	$5,783	$(7,721)
Net income (loss) attributable to noncontrolling interest	$4,373	$(2,195)	$3,412	$(2,728)
Net income (loss) attributable to shareholders of UCP, Inc.	3,240	(2,010)	2,371	(4,993)
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive income (loss)	$7,613	$(4,205)	$5,783	$(7,721)
Comprehensive income (loss) attributable to noncontrolling interest	$4,373	$(2,195)	$3,412	$(2,728)
Comprehensive income (loss) attributable to shareholders of UCP, Inc.	$3,240	$(2,010)	$2,371	$(4,993)

Earnings (loss) per share:
Basic	$0.40	$(0.25)	$0.30	$(0.63)
Diluted	$0.40	$(0.25)	$0.30	$(0.63)

Weighted average common shares:
Basic	8,014,434	7,922,216	7,966,765	7,870,269
Diluted	8,014,995	7,922,216	7,973,488	7,870,269

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2015	2014
Operating activities
Net income (loss)	$5,783	$(7,721)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	1,710	3,565
Abandonment charges	152	173
Impairment on real estate inventories	923	—
Depreciation and amortization	622	599
Fair value adjustment of contingent consideration	(818)	(377)
Changes in operating assets and liabilities:
Real estate inventories	(38,476)	(131,045)
Receivables	(26)	(444)
Other assets	(2,362)	(2,293)
Accounts payable	12,907	1,383
Accrued liabilities	(2,921)	5,638
Customer deposits	1,351	24
Income taxes payable	69	—
Net cash used in operating activities	(21,086)	(130,498)
Investing activities
Purchases of fixed assets	(330)	(1,004)
Citizens acquisition	—	(14,006)
Restricted cash	(650)	(250)
Net cash used in investing activities	(980)	(15,260)
Financing activities
Cash contributions from member	—	0
Cash distributions to member	—	—
Distribution to noncontrolling interest	(982)	(674)
Proceeds from notes payable	134,470	78,313
Proceeds from senior notes, net of discount	—	74,550
Repayment of notes payable	(112,430)	(48,362)
Proceeds from IPO (net of offering costs)	—	—
Debt issuance costs, net of offering costs	(826)	(1,920)
Withholding taxes paid on vested RSU's	(370)	(1,619)
Net cash provided by financing activities	19,862	100,288
Net (decrease) increase in cash and cash equivalents	(2,204)	(45,470)
Cash and cash equivalents – beginning of period	42,033	87,503
Cash and cash equivalents – end of period	$39,829	$42,033

Supplemental disclosure of noncash transactions
Debt incurred to acquire real estate inventories	—	—
Accrued offering and debt issuance costs	—	$473

Non-cash investing and financing activity

Exercise of land purchase options acquired with acquisition of business	$196	$141
Fair value of assets acquired from the acquisition of business	—	$19,418
Cash paid for the acquisition of business	—	$(14,006)

Contingent consideration and liabilities assumed from the acquisition of business	—	$5,412

Issuance of Class A common stock for vested restricted stock units	$1,050	$3,999

Appendix A
Select Operating Data by Region

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Revenue from Homebuilding Operations (in thousands)
West	$71,447	$35,296	102.4%	$191,884	$128,334	49.5%
East	17,445	9,579	82.1%	60,713	27,083	124.2%
Total	$88,892	$44,875	98.1%	$252,597	$155,417	62.5%

Homes Delivered
West	149	86	73.3%	432	309	39.8%
East	74	45	64.4%	269	123	118.7%
Total	223	131	70.2%	701	432	62.3%

Average Selling Price for Home Sales (in thousands)
West	$480	$410	17.1%	$444	$415	7.0%
East	$236	$213	10.8%	$226	$220	2.7%
Total	$399	$343	16.3%	$360	$360	—%

Net New Home Orders
West	126	72	75.0%	556	329	69.0%
East	58	82	(29.3)%	304	144	111.1%
Total	184	154	19.5%	860	473	81.8%

Average Selling Communities
West	18	13	38.5%	18	11	63.6%
East	10	7	42.9%	10	5	100.0%
Total	28	20	40.0%	28	16	75.0%

Backlog Units
West				185	61	203.3%
East				64	30	113.3%
Total				249	91	173.6%

Backlog Dollar Basis (in thousands)
West				$94,180	$26,246	258.8%
East				14,593	6,253	133.4%
Total				$108,773	$32,499	234.7%

Owned Lots
West				3,869	4,410	(12.3)%
East				882	1,033	(14.6)%
Total				4,751	5,443	(12.7)%

Controlled Lots
West				415	469	(11.5)%
East				712	456	56.1%
Total				1,127	925	21.8%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	For the three months ended December 31.
	2015	%	2014	%
	(Dollars in thousands)
Consolidated
Revenue	$106,870	100.0%	$45,275	100.0%
Cost of sales	85,952	80.4%	38,208	84.4%
Gross margin	20,918	19.6%	7,067	15.6%
Add: interest in cost of sales	2,175	2.0%	766	1.7%
Add: impairment and abandonment charges	929	0.9%	—	—%
Adjusted gross margin(1)	$24,022	22.5%	$7,833	17.3%
Consolidated gross margin percentage	19.6%		15.6%
Consolidated adjusted gross margin percentage(1)	22.5%		17.3%

Homebuilding
Homebuilding revenue	$88,892	100.0%	$44,875	100.0%
Cost of home sales	72,926	82.0%	37,856	84.4%
Homebuilding gross margin	15,966	18.0%	7,019	15.6%
Add: interest in cost of home sales	1,912	2.2%	766	1.7%
Add: impairment and abandonment charges	923	1.0%	—	—%
Adjusted homebuilding gross margin(1)	$18,801	21.2%	$7,785	17.3%
Homebuilding gross margin percentage	18.0%		15.6%
Adjusted homebuilding gross margin percentage(1)	21.2%		17.3%

Land Development
Land development revenue	$17,978	100.0%	$—	—%
Cost of land development	13,026	72.5%	—	—%
Land development gross margin	4,952	27.5%	—	—%
Add: interest in cost of land development	263	1.5%	—	—%
Add: impairment and abandonment charges	6	—%	—	—%
Adjusted land development gross margin(1)	$5,221	29.0%	$—	—%
Land development gross margin percentage	27.5%		—%
Adjusted land development gross margin percentage(1)	29.0%		—%

Other
Other revenue	$—	—%	$400	100.0%
Cost of revenue	—	—%	352	88.0%
Other revenue gross margin	$—	—%	$48	12.0%
Other revenue gross margin percentage	—%		12.0%

Gross Margin and Adjusted Gross Margin

	For the twelve months ended December 31.
	2015	%	2014	%
	(Dollars in thousands)
Consolidated
Revenue	$278,791	100.0%	$191,183	100.0%
Cost of sales	227,324	81.5%	157,871	82.6%
Gross margin	51,467	18.5%	33,312	17.4%
Add: interest in cost of sales	5,592	2.0%	2,792	1.5%
Add: impairment and abandonment charges	1,075	0.4%	173	0.1%
Adjusted gross margin(1)	$58,134	20.9%	$36,277	19.0%
Consolidated gross margin percentage	18.5%		17.4%
Consolidated adjusted gross margin percentage(1)	20.9%		19.0%

Homebuilding
Homebuilding revenue	$252,597	100.0%	$155,417	100.0%
Cost of home sales	207,670	82.2%	129,577	83.4%
Homebuilding gross margin	44,927	17.8%	25,840	16.6%
Add: interest in cost of home sales	5,280	2.1%	2,789	1.8%
Add: impairment and abandonment charges	1,042	0.4%	—	—%
Adjusted homebuilding gross margin(1)	$51,249	20.3%	$28,629	18.4%
Homebuilding gross margin percentage	17.8%		16.6%
Adjusted homebuilding gross margin percentage(1)	20.3%		18.4%

Land Development
Land development revenue	$21,134	100.0%	$32,513	100.0%
Cost of land development	15,291	72.4%	25,466	78.3%
Land development gross margin	5,843	27.6%	7,047	21.7%
Add: interest in cost of land development	312	1.5%	3	—%
Add: impairment and abandonment charges	33	0.2%	173	0.5%
Adjusted land development gross margin(1)	$6,188	29.3%	$7,223	22.2%
Land development gross margin percentage	27.6%		21.7%
Adjusted land development gross margin percentage(1)	29.3%		22.2%

Other
Other revenue	$5,060	100.0%	$3,253	100.0%
Cost of revenue	4,363	86.2%	2,828	86.9%
Other revenue gross margin	$697	13.8%	$425	13.1%
Other revenue gross margin percentage	13.8%		13.1%

* Percentages may not add due to rounding.

(1)
Adjusted gross margin, adjusted homebuilding gross margin and adjusted land development gross margin are non-U.S. GAAP financial measures. These metrics have been adjusted to add back capitalized interest, and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do.

Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At December 31,
	2015	2014
Debt	$157,490	$135,451
Equity	217,408	211,267
Total capital	$374,898	$346,718
Ratio of debt-to-capital	42.0%	39.1%
Debt	$157,490	$135,451

Net cash and cash equivalents	$40,729	$42,283
Less: restricted cash and minimum liquidity requirement	15,900	15,250
Unrestricted cash and cash equivalents	24,829	27,033

Net debt	$132,661	$108,418
Equity	217,408	211,267
Total adjusted capital	$350,069	$319,685
Ratio of net debt-to-capital (1)	37.9%	33.9%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents, including restricted cash balance requirements) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.